Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of CAI International, Inc.; and further agree that this Joint Filing Agreement be included as Exhibit 1.  In evidence thereof, the undersigned hereby execute this agreement this 11th day of February, 2010.

Date:	February 11, 2010

PARK WEST ASSET MANAGEMENT LLC

By:	/s/ James J. Watson
Name:	James J. Watson
Title:	Chief Financial Officer

PARK WEST INVESTORS MASTER FUND, LIMITED

By:	Park West Asset Management LLC, its Investment Manager

	By:	/s/ James J. Watson
	Name:	James J. Watson
	Title:	Chief Financial Officer

/s/Peter S. Park
Peter S. Park